GRAINGER REPORTS RECORD EPS OF $2.63 FOR THE 2012 SECOND QUARTER
Raises 2012 EPS Guidance to $10.50 to $10.80

Quarterly Highlights

•	Sales of $2.2 billion, up 12 percent

•	Operating earnings of $314 million, up 18 percent

•	EPS of $2.63, up 12 percent / up 18 percent excluding tax benefit in 2011

•	Pretax ROIC* of 31.9 percent (35.8 excluding Fabory) versus 33.7 percent in Q2 2011

CHICAGO, July 18, 2012 - Grainger (NYSE: GWW) today reported record results for the 2012 second quarter ended June 30, 2012. Sales of $2.2 billion were up 12 percent versus $2.0 billion in the second quarter of 2011. There were 64 selling days in the quarter, the same as in 2011. Net earnings for the quarter increased 12 percent to $191 million versus $170 million in 2011. Earnings per share of $2.63 increased 12 percent versus $2.34 in 2011. The 2011 second quarter included a $0.12 per share benefit primarily from the settlement of tax examinations. Excluding the tax benefit in 2011, earnings per share increased 18 percent in the quarter.

“Our strong sales and earnings growth is further evidence of the value Grainger provides to professional buyers and maintenance engineers who are tasked every day with keeping their facilities up and running,” said Chairman, President and Chief Executive Officer Jim Ryan. “Businesses and institutions need a trusted partner like Grainger to deliver products and solutions that help drive down process costs and inventory carrying costs. We have a great group of people working hard to deliver for our customers every day.”

*The GAAP financial statements are the source for all amounts used in the Return on Invested Capital (ROIC) calculation.  ROIC is calculated using operating earnings divided by net working assets (a 3-point average for the year-to-date). Net working assets are working assets minus working liabilities defined as follows: working assets equal total assets less cash equivalents (3-point average of $163.2 million), deferred taxes, and investments in unconsolidated entities, plus the LIFO reserve (3-point average of $362.2 million).  Working liabilities are the sum of trade payables, accrued compensation and benefits, accrued contributions to employees' profit sharing plans, and accrued expenses.

“We are confident that our investments in expanding our product offering, enhancing our eCommerce platform, increasing our sales force and growing our inventory management solutions, provide value to our customers. As such, we reiterate our 2012 sales guidance of 12 to 14 percent growth and are increasing our EPS guidance to a new range of $10.50 to $10.80.”  The company's previous 2012 earnings per share guidance was $10.40 to $10.80.

Sales in the 2012 second quarter increased 12 percent consisting of 5 percentage points from acquisitions and a 2 percentage point decline attributable to unfavorable foreign exchange. Organic sales for the quarter increased 9 percent including 6 percentage points from volume and 3 percentage points from price. On a daily basis, sales increased 12 percent in April, 13 percent in May and 12 percent in June.

Company operating earnings of $314 million for the 2012 second quarter increased 18 percent. This earnings growth was driven by higher sales, improved gross profit margins and positive operating leverage. The increase in the company's gross profit margin was driven by a number of factors that are examined at the segment level that follows.

The company has two reportable business segments, the United States and Canada, which represented approximately 89 percent of company sales for the quarter. The remaining operating units located in Asia, Europe, and Latin America are included in Other Businesses and are not reportable segments.

United States
Sales for the United States segment increased 7 percent in the 2012 second quarter versus the prior year. The 7 percent sales growth for the quarter was driven by 4 percent volume growth and 3 percentage points from price. Daily sales were up 7 percent in April, 8 percent in May and 7 percent in June. June sales were driven by double digit growth to manufacturing customers as well as strong growth in the government end market. For the quarter, the heavy manufacturing, light manufacturing, retail, commercial, government, natural resources and reseller end markets all posted sales growth versus the 2011 second quarter, while the contractor end market posted a small decline.

Quarterly operating earnings in the United States increased 15 percent versus the prior year. The growth in operating earnings was primarily driven by the 7 percent sales growth, higher gross profit margins and positive expense leverage. Gross profit margins for the quarter increased 20 basis points driven by price inflation exceeding product cost inflation, partially offset by negative customer and product mix. Expense leverage in the United States was positive despite an incremental $24 million in growth-related spending on new sales representatives, eCommerce and advertising.

Canada
Second quarter sales for Acklands-Grainger increased 9 percent, 14 percent in local currency.  The 14 percent sales growth consisted of 12 percent volume growth and 2 percent from price.  Daily sales in local currency increased 13 percent in April, 14 percent in May and 14 percent in June.  The sales increase for the quarter in Canada was led by strong growth to customers in the commercial services, oil and gas, contractor and utilities end markets.

Operating earnings in Canada increased 15 percent in the 2012 second quarter, up 20 percent in local currency. The strong improvement in operating performance was driven by strong sales growth, a 10 basis point improvement in gross profit margins and positive operating expense leverage.

Other Businesses
Sales for the Other Businesses, which includes operations in Asia, Europe and Latin America, increased 84 percent for the 2012 second quarter versus the prior year. This increase was primarily due to the incremental sales from the business in Europe (Fabory) acquired in August 2011, and the business in Brazil (AnFreixo) acquired in April 2012. Excluding acquisitions, sales for the Other Businesses increased 21 percent, primarily the result of strong revenue growth in Japan.

Operating earnings for the Other Businesses were $11 million in the 2012 second quarter versus $9 million in the 2011 second quarter. Earnings performance for the quarter was primarily driven by strong earnings growth in Japan and Mexico. The aggregate operating performance for the recently acquired businesses in Europe and Brazil was breakeven and in line with expectations.

Other
Below the operating line, interest expense, net of interest income, was $2.3 million in the 2012 second quarter versus $1.5 million in the 2011 second quarter. The increase was primarily attributable to interest on the debt of €120 million incurred in 2011 to finance a portion of the Fabory acquisition.

In the 2012 second quarter, the effective tax rate was 37.9 percent versus 38.3 percent in 2011, excluding the $0.12 per share benefit. This decline was primarily due to higher earnings in foreign jurisdictions with lower tax rates and a lower blended state tax rate. The company continues to expect the effective tax rate for the full year 2012 to be in the range of 37.4 to 37.7 percent.

Cash Flow
Operating cash flow was $132 million in the 2012 second quarter versus $191 million in the 2011 second quarter. For the quarter, the positive contribution from net earnings was offset by an increase in accounts receivable and inventory tied to the sales performance and a reduction in current liabilities due to higher payments for income taxes. The company used cash from operations to fund capital expenditures of $56 million in the quarter versus $52 million in the second quarter of 2011. In the 2012 second quarter, Grainger returned $207 million to shareholders through $58 million in dividends and $149 million to buy back 760,000 shares of stock. As of June 30, 2012, the company had approximately 6 million shares remaining on its share repurchase authorization.

Year-to-Date
For the six months ended June 30, 2012, sales of $4.4 billion increased 14 percent versus $3.9 billion the six months ended June 30, 2011. Net earnings increased 15 percent to $378 million versus $328 million in the first half of 2011. Earnings per share for the six months increased 15 percent to $5.20 versus $4.52 for 2011. The first six months of 2011 included a $0.12 per share benefit primarily from the settlement of tax examinations related to 2007 and 2008. Excluding this item from 2011, earnings per share for the first half of 2012 increased 18 percent versus 2011.

W.W. Grainger, Inc. with 2011 sales of $8.1 billion is North America's leading broad line supplier of maintenance, repair and operating products, with expanding global operations.

Visit www.grainger.com/investor to view information about the company, including a history of daily sales by segment and a podcast regarding 2012 second quarter results. The Grainger Industrial Supply website also includes more information on Grainger's proven growth drivers, including product line expansion, sales force expansion, eCommerce, inventory services and international expansion.

Forward-Looking Statements
This document contains forward-looking statements under the federal securities law. Forward-looking statements relate to the company's expected future financial results and business plans, strategies and objectives and are not historical facts. They are generally identified by qualifiers such as “continues to expect”, “earnings per share guidance”, “EPS guidance”, “sales guidance”, or similar expressions. There are risks and uncertainties, the outcome of which could cause the company's results to differ materially from what is projected. The forward-looking statements should be read in conjunction with the company's most recent annual report, as well as the company's Form 10-K, Form 10-Q and other reports filed with the Securities & Exchange Commission, containing a discussion of the company's business and various factors that may affect it.

Contacts:

Media:	Investors:
Jan Tratnik	Laura Brown
Sr. Director, Corp. Communications & Public Affairs	SVP, Communications & Investor Relations
847/535-4339	847/535-0409

Kellie Harris	William Chapman
Manager, Media Relations	Sr. Director, Investor Relations
847/535-1542	847/535-0881

CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In thousands, except for per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net sales	$2,249,275	$2,003,022	$4,442,720	$3,886,634
Cost of merchandise sold	1,270,932	1,140,628	2,490,045	2,194,626
Gross profit	978,343	862,394	1,952,675	1,692,008

Warehousing, marketing and administrative expenses	664,343	597,112	1,334,314	1,164,112
Operating earnings	314,000	265,282	618,361	527,896

Other income and (expense)
Interest income	602	527	1,197	1,007
Interest expense	(2,910)	(1,980)	(5,967)	(3,858)
Other non-operating income and (expense)	(963)	(3)	(349)	(55)
Total other expense	(3,271)	(1,456)	(5,119)	(2,906)

Earnings before income taxes	310,729	263,826	613,242	524,990

Income taxes	117,628	92,257	230,683	194,333

Net earnings	193,101	171,569	382,559	330,657

Net earnings attributable to noncontrolling interest	2,397	1,684	4,339	2,839

Net earnings attributable to W.W. Grainger, Inc.	$190,704	$169,885	$378,220	$327,818

Earnings per share -Basic	$2.68	$2.39	$5.30	$4.62
-Diluted	$2.63	$2.34	$5.20	$4.52
Average number of shares outstanding -Basic	69,937	69,609	70,034	69,508
-Diluted	71,308	71,123	71,481	71,017

Diluted Earnings Per Share
Net earnings as reported	$190,704	$169,885	$378,220	$327,818
Earnings allocated to participating securities	(3,451)	(3,228)	(6,747)	(6,653)
Net earnings available to common shareholders	$187,253	$166,657	$371,473	$321,165
Weighted average shares adjusted for dilutive securities	71,308	71,123	71,481	71,017
Diluted earnings per share	$2.63	$2.34	$5.20	$4.52

SEGMENT RESULTS (Unaudited)
(In thousands of dollars)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Sales
United States	$1,742,101	$1,625,776	$3,442,810	$3,163,462
Canada	279,617	256,912	552,500	499,285
Other Businesses	249,131	135,648	488,087	252,517
Intersegment sales	(21,574)	(15,314)	(40,677)	(28,630)
Net sales to external customers	$2,249,275	$2,003,022	$4,442,720	$3,886,634

Operating earnings
United States	$310,683	$270,592	$609,647	$527,008
Canada	33,555	29,240	63,255	53,178
Other Businesses	11,244	8,617	21,959	15,025
Unallocated expense	(41,482)	(43,167)	(76,500)	(67,315)
Operating earnings	$314,000	$265,282	$618,361	$527,896

Company operating margin	14.0%	13.2%	13.9%	13.6%
ROIC* for Company			31.9%	33.7%
ROIC* for United States			49.3%	46.6%
ROIC* for Canada			23.0%	20.4%
*See page 1 for a definition of ROIC

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
Preliminary
(In thousands of dollars)

Assets	June 30, 2012	December 31, 2011
Cash and cash equivalents (1)	$249,746	$335,491
Accounts receivable – net (2)	1,015,159	888,697
Inventories	1,265,830	1,268,647
Prepaid expenses and other assets	119,604	154,655
Deferred income taxes	48,392	47,410
Total current assets	2,698,731	2,694,900
Property, buildings and equipment – net	1,077,518	1,060,295
Deferred income taxes	109,619	100,830
Goodwill	523,391	509,183
Other assets and intangibles – net	352,049	350,854
Total assets	$4,761,308	$4,716,062
Liabilities and Shareholders’ Equity
Short-term debt (3)	$72,486	$119,970
Current maturities of long-term debt (4)	2,556	221,539
Trade accounts payable	473,036	477,648
Accrued compensation and benefits (5)	154,275	207,010
Accrued contributions to employees’ profit sharing plans (5)	86,206	159,950
Accrued expenses	162,874	178,652
Income taxes payable	11,479	23,156
Total current liabilities	962,912	1,387,925
Long-term debt (4)	473,502	175,055
Deferred income taxes and tax uncertainties	103,029	100,218
Employment-related and other non-current liabilities	327,713	328,585
Shareholders' equity (6)	2,894,152	2,724,279
Total liabilities and shareholders’ equity	$4,761,308	$4,716,062

(1)	Cash and cash equivalents decreased $86 million, or 26%, primarily due to higher share repurchases versus 2011.
(2)	Accounts receivable increased $126 million, or 14%, primarily due to higher sales.
(3)	Short-term debt decreased $47 million, or 40%, primarily due to the paydown of remainder of the commercial paper.
(4)	Change in both current maturities of long-term debt and long-term debt was due to the refinancing of an existing bank term loan.
(5)	Accrued liabilities decreased primarily due to the timing of annual cash payments for profit sharing and bonuses.
(6)	Common stock outstanding as of June 30, 2012 was 69,693,286 shares as compared with 69,962,852 shares at December 31, 2011.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
Preliminary
(In thousands of dollars)

	Six Months Ended June 30,
	2012	2011
Cash flows from operating activities:
Net earnings	$382,559	$330,657
Provision for losses on accounts receivable	4,428	3,030
Deferred income taxes and tax uncertainties	(3,874)	(9,979)
Depreciation and amortization	73,442	66,044
Stock-based compensation	61,071	29,413
Change in operating assets and liabilities – net of business acquisitions
Accounts receivable	(128,648)	(107,281)
Inventories	4,918	2,493
Prepaid expenses and other assets	39,907	683
Trade accounts payable	(6,751)	49,476
Other current liabilities	(176,463)	(79,208)
Current income taxes payable	(11,407)	7,280
Employment-related and other non-current liabilities	1,886	18,219
Other – net	(2,848)	(1,358)
Net cash provided by operating activities	238,220	309,469
Cash flows from investing activities:
Additions to property, buildings and equipment	(96,378)	(84,843)
Proceeds from sale of property, buildings and equipment	3,950	5,043
Net cash paid for business acquisitions and other investments	(24,336)	(591)
Other – net	63	579
Net cash used in investing activities	(116,701)	(79,812)
Cash flows from financing activities:
Net increase in short-term debt	4,010	5,719
Net increase (decrease) in long-term debt	29,417	(14,499)
Proceeds from stock options exercised	39,060	37,926
Excess tax benefits from stock-based compensation	35,502	21,954
Purchase of treasury stock	(210,981)	(50,769)
Cash dividends paid	(105,361)	(85,783)
Net cash used in financing activities	(208,353)	(85,452)
Exchange rate effect on cash and cash equivalents	1,089	8,046
Net change in cash and cash equivalents	(85,745)	152,251
Cash and cash equivalents at beginning of year	335,491	313,454
Cash and cash equivalents at end of period	$249,746	$465,705

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